Exhibit 10.3

EXLSERVICE HOLDINGS, INC.

May 1, 2009

Mr. Vishal Chhibbar

20 Banks Avenue

Hampton, Melbourne

Victoria – 3188

Australia

Re: Letter Agreement

Dear Vishal:

This Letter Agreement (the “Letter Agreement”) is in addition to the employment letter dated May 1, 2009, pursuant to which you were hired by exlService.com (India) Private Limited (“Exl India”) effective on June 1, 2009, (the “Employment Letter”).

Effective June 1, 2009, you will be appointed to the position of Vice President and Chief Financial Officer of ExlService Holdings, Inc. (the “Company”), the parent company of Exl India and this Letter Agreement is between you and the Company. As Chief Financial Officer of the Company, you will be reporting directly to the Company’s President and Chief Executive Officer, or such other person designated by the Company.

The offer of continued employment contained in the Employment Letter is not to be considered a contract guaranteeing employment for any specific duration.

Annual performance reviews by the President and Chief Executive Officer of the Company will be conducted to assess professional development opportunities as well as to consider increases to your compensation (including, without limitation, increasing Base Salary (as defined in the Employment Letter) and the percentage Target Bonus (as defined in the Employment Letter) as well as granting of additional options or other forms of equity compensation).

You will also be covered by the Company’s director and officer insurance and be indemnified on the same basis as other officers in the Company. The foregoing right of indemnification shall not be exclusive of any right to Indemnification to which you may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law or otherwise, or any other power that the Company may have to indemnify you or hold you harmless.

Severance: If Exl India terminates your employment other than for “Cause” (defined below) or you resign for “Good Reason” (defined below), subject to the execution (and non-revocation during any applicable revocation period) of a mutually agreeable release of all employment-related claims against the Company and its subsidiaries and each of their

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employees, officers and directors (a “Release”), you shall be entitled to severance payments equal to twelve (12) months Base Salary (as defined in the Employment Letter) then in effect, paid in twelve (12) monthly installments beginning thirty-one (31) days following your termination of employment. The Release must be executed and become irrevocable within thirty (30) days following your termination of employment for you to be eligible for any payment in accordance with this paragraph.

If Exl India terminates your employment for Cause or you resign voluntarily other than for Good Reason, you will not be entitled to any further compensation or payments under this Letter Agreement.

“Cause” shall mean (A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or (B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company; (C) material violation by you of any material Company policy; (D) willful and continuing failure to substantially perform your duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in your performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to you by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by you shall be considered “willful” unless done or failed to be done by you in bad faith and without a reasonable belief that your actions or omission was in the best interest of the Company; (E) your failure to reasonably cooperate in an investigation involving the Company by any governmental authority; (F) your material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that you have acted in accordance with such applicable laws: you are following, in good faith, the written advice of counsel, such counsel having been approved by the Board of Directors of the Company as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and you have, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion; (G) your failure to follow the lawful directives of the Board which is not remedied within fifteen (15) days after your receipt of written notice from the Company specifying such failure; or (H) your use of alcohol or drugs which materially interferes with the performance of your duties.

“Good Reason” shall mean the occurrence, without your prior written consent, of any of the following events: (A) a substantial reduction of your duties or responsibilities or change in reporting relationship to anyone other than the Company’s Board of Directors, or the President and Chief Executive Officer, (B) your job title as an officer of the Company is adversely changed, provided that if there is a “Change of Control” (as defined in the ExlService Holdings, Inc. 2006 Omnibus Award Plan) and you retain similar title

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and similar authority with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change of Control, the parties agree that any change in your title shall not constitute a significant reduction of your duties and authorities hereunder; (C) a reduction of your then Base Salary or annual cash bonus opportunity other than a proportionate reduction impacting all members of the Executive Committee of the Company; or (D) a breach by the Company of any material term of the Employment Letter or this Letter Agreement; provided that, a termination by you with Good Reason shall be effective only if, within 30 days following your first becoming aware of the circumstances giving rise to Good Reason, you deliver a “Notice of Termination” for Good Reason by you to the Company, and the Company within 15 days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

Change of Control:

In the event that a Change in Control occurs at a time when any portion of restricted stock or a stock option remains unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the restricted stock or stock option which is not then fully vested shall accelerate such that any portion of the of restricted stock or stock option which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control. In the event that (i) your employment with the Company is terminated without Cause (a) at any time following a Change in Control or (b) in specific contemplation of a Change in Control or (ii) you resign with Good Reason at any time following a Change of Control, you shall, upon and subject to your execution (and non-revocation during any applicable revocation period) of a mutually agreeable Release, be entitled, in addition to the severance specified above, to immediate full vesting as of the termination date of any portion of restricted stock or a stock option which is unvested as of the termination date.

Clawback: If Exl India terminates your employment for Cause or you resign voluntarily other than for Good Reason, in either case within eighteen (18) months following your date of hire, you will be required to repay to the Company within thirty days following your termination of employment (i) the relocation allowance detailed in Section 10.1 of the Employment Letter, (ii) the sign-on bonus described in Section 4.2 of the Employment Letter and (iii) the cost to the Company of the travel assistance detailed in Section 10.1 of the Employment Letter.

Section 409A: The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), will be compliant with Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, you and the Company agree to negotiate in good faith to make amendments to the Employment Letter and this Letter Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with the Employment Letter and this Letter Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

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Notwithstanding anything in the Employment Letter or this Letter Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under the section entitled “Severance” are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

For purposes of the Employment Letter and this Letter Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

To the extent that any reimbursements pursuant to the Employment Letter or this Letter Agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit, and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

Any payment made to you in respect of the continuation of any health and dental insurance coverage under the Employment Letter (to the extent such payments are treated as “deferred compensation” within the meaning of Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which your “separation from service” (as defined in Section 409A) occurs.

It is intended that any indemnification payment or advancement of expenses made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or advancement of expenses made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of expenses during any other taxable year, (ii) the indemnification payments or advancement of expenses must be made on or before the last day of your taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of expenses hereunder is not subject to liquidation or exchange for another benefit.

Business Expenses:

The Company will pay for or reimburse you for authorized and proper business-related expenses that you may incur in discharging your duties.

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Covenant Not to Compete:

You acknowledge that the services you are to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company, its subsidiaries and affiliates (collectively, the “Group”) of the services of you for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, you as herein above set forth, and as a material inducement to the Company to enter into this Letter Agreement and to pay to you the compensation stated herein and any additional benefits stated herein, and other good and valuable consideration, you covenant and agree that during your employment and during the “Non-Competition Period,” as defined below, you shall not, directly or indirectly, enter into the employment of, tender consulting or other services to, acquire any interest in (whether for your own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly or indirectly, with any member of the Group (i) in the same lines of business in the business process outsourcing industry that the members of the Group are engaged in at the time your employment is terminated, or if you are an employee of any member of the Group, at the time you are accused of being in competition with any of the Group pursuant to this Letter Agreement; (ii) in the provision of the business processes provided by the Group at the time your employment is terminated, or if you are an employee of any member of the Group, at the time you are accused of being in competition with any member of the Group pursuant to this Letter Agreement; (iii) in the provision of business processes that any of the Group has taken substantial steps to provide to customers at the time your employment is terminated, or if you are an employee of any of the Group, at the time you are accused of being in competition with any of the Group pursuant to this Letter Agreement; or (iv) in the provision of business processes that any of the Group are in the process of marketing to existing or potential clients that any of the Group are taking measures to retain as clients of the Group, at the time your employment is terminated, or if you are an employee of any of the Group, at the time you are accused of being in competition with any of the Group pursuant to this Letter Agreement, during your employment with the Group. You and the Company acknowledge that clauses (ii), (iii) and (iv) in the immediately preceding sentence shall not be deemed or interpreted to narrow or otherwise limit the scope of clause (i) of such sentence. For purposes of this Letter Agreement, the “Non-Competition Period” shall be the one year period following your termination of employment for any reason.

Notwithstanding the foregoing, nothing in this Letter Agreement shall prevent (A) the purchase or ownership by you of up to two percent (2%) in the aggregate of any class of securities of any entity if such securities (i) are listed on a national securities exchange or (ii) are registered under Section 12(g) of the Securities Exchange Act of 1934; or (B) the direct or indirect ownership of securities of a private company, provided that, you are only

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a passive investor in such company (having no role, duty or responsibility whatsoever in the management, operations or direction of such company) and own no more than five percent (5%) in the aggregate of any securities of such company. If your employment with the Company is terminated for any reason, and after such termination you wish to take any action, including without limitation, taking a position with another company, which action could potentially be deemed a violation of this Letter Agreement, you shall have the right, after providing the Board with all relevant information, to request a consent to such action from the Board which consent shall not be unreasonably withheld. The Board shall respond to your request by granting or denying such consent within not more than 30 calendar days from the date the Company receives written notice of such request from you. If you disagree with the Board’s decision relating to the consent, then a third-party arbitrator (the “Arbitrator”) shall be appointed within five (5) days of the date you notify the Company of your disagreement, and the third party Arbitrator shall be instructed to make a determination with respect to whether your action would constitute a legally valid and enforceable violation of this Letter Agreement within not more than thirty (30) days following his appointment and such determination shall be binding on all of the parties hereto. The cost of the Arbitrator shall be borne by the Company; provided, however, if the Arbitrator’s determination is inconsistent with your position, then the cost of the Arbitrator shall be borne by you.

Confidential Information:

Protection of Confidential Information. You acknowledge that the Group has a legitimate and continuing proprietary interest in the protection of their confidential information and that they have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. During your employment with the Group and at all times thereafter, you shall not, except with the written consent of the Company or in connection with carrying out your duties or responsibilities hereunder, furnish or make accessible to anyone or use for your own benefit any trade secrets, confidential or proprietary information of any member of the Group, including their business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, however, that such protected information shall not include either information required to be disclosed under law or pursuant to an order of a court, governmental agency, arbitration panel or other person or body with apparent jurisdiction or information known to the public or otherwise in the public domain without violation by you of this Letter Agreement.

Property of the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Group, whether written or stored on electronic media, made or compiled by or on behalf of you in the course of your employment, or made available to you in the course of your employment, relating to any of the Group, or to any entity which may hereafter become an affiliate thereof, but excluding your personal effects, rolodexes and similar items, shall be the property of the Company, and shall, except as otherwise agreed by the Company, be delivered to the Company promptly upon the Termination of your employment with the Company or at any other time upon request.

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Non-Disparagement; Non-Solicit:

During your employment with the Group and for a period of one (1) year thereafter you shall make no unfavorable, disparaging or negative comment, remark or statement, whether written or oral (a “Disparaging Statement”), about the Company or any of its affiliates, officers, directors, shareholders, consultants, or employees; provided that you may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with your attorney(s) and other professional advisors. During the foregoing period, the Company and its officers and directors (acting in their capacity as officers and directors of the Company) shall make no disparaging statement about you; provided that any officer or director may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with their or the Company’s attorney(s) and other professional advisors.

For one year following termination of your employment (i) you may not solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current employee, marketing agent, or consultant of any of the Group to terminate his or her employment, agency, or consultancy with any member of the Group or any (B) prospective employee with whom the Company has had discussions or negotiations within six months prior to your termination of employment not to establish a relationship with any of the Group, (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Group or (iii) induce any potential customer with whom the Company has had discussions or negotiations within six months prior to your termination of employment not to establish a relationship with any of the Group.

You shall use your best efforts to perform faithfully, efficiently and in compliance with the established policies and procedures and the responsibilities and duties assigned to you. You shall always act in the best interests of the Group.

Outside Employment:

Your position with the Company is a full time responsibility requiring your full loyalty and dedication. So that you can do your best, we ask that you do not work for another employer while still employed with the Company. Furthermore, the Company prohibits its employees from working for or investing money in any competitor of the Company or conducting their own business in competition with the Company, whether during Company working hours or after Company work hours.

Miscellaneous:

You represent and warrant to the Company that neither the execution, delivery and performance of this Letter Agreement and the non-disclosure and non-compete agreement nor the performance of your duties to the Company or any Group company violates or will violate the provisions of any other agreement to which you are a party or by which you are bound.

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Vishal, we hope this job offer demonstrates our commitment to create a flexible and successful partnership that works for both of us. The job deserves and requires total commitment from you. We are confident that with you on the team we can reach great heights, both now and in the future.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles of such State. Any dispute regarding this Letter Agreement shall be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by arbitrator(s) may be entered in any court having jurisdiction thereof.

This Letter Agreement may be executed an delivered via facsimile in two or more counterparts, each of which is deemed to be an original, but all of which taken together shall constitute one and the same agreement.

To indicate your acceptance of the terms of this agreement, please sign and date this Employment Letter in the space provided below on or before May 4, 2009, and return it to the undersigned on behalf of the Company.

Regards,

/s/ Rohit Kapoor	/s/ Vikram Talwar
Rohit Kapoor President and Chief Executive Officer	Vikram Talwar Executive Chairman

Accepted:

/s/ Vishal Chhibbar
Vishal Chhibbar

Date: 5th May, 2009

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